Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-148811 and 333-180482) of A. H. Belo Corporation of our report dated March 7, 2016, relating to the consolidated financial statements of Wanderful Media LLC for the years ended December 31, 2015 and 2014, appearing in this Annual Report on Form 10-K of A. H. Belo Corporation for the year ended December 31, 2016.

/s/ Moss Adams LLP

San Francisco, California

March 9, 2017